EXHIBIT 1.1


                                   TSC UITS 6

                                 TRUST AGREEMENT

                                                             Dated: July 1, 2014

     This Trust Agreement among TSC Distributors, LLC, as Depositor, Radiance Asset Management, LLC as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For TSC UITS, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After October 8, 2013" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.





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    3.  The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under "Statement of Financial Condition_Number of units" for such Trust in the Prospectus.

    4. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Fees and Expenses" for each Trust in the Prospectus.

    5. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Essential Information" for each Trust in the Prospectus.

    6.  The term "Mandatory Termination Date" shall mean the "Termination
Date" set forth under "Essential Information" for each Trust in the Prospectus.

    7. The term "Record Date" shall mean the "Record Dates" set forth under "Essential Information" for each Trust in the Prospectus.

    8. With respect to the TSC Zacks Dividend Leaders Portfolio, 3Q 2014 and TSC Sabrient Earnings Advantage Portfolio, 3Q 2014, Section 3.05(b)(ii) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(ii) For the purpose of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of a fraction (the numerator of which is one and the denominator of which is the total number of Distribution Dates per year) of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates, provided, however, in connection with the first Income Account Distribution Date such distribution will be calculated based on the actual cash balance in the Income Account rather than on the basis of the abovementioned fraction of the estimated annual income to the Trust for the ensuing twelve months.

     In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

    9.  Radiance Asset Management LLC's annual compensation as set forth under
Section 3.13 shall be that dollar amount per 100 Units set forth under "Fees and Expenses--Annual Operating Expenses--Portfolio Supervisory, evaluation and administration fees" for each Trust in the Prospectus.


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   10.  The Trustee's annual compensation as set forth under Section 7.04 shall be $0.0105 per Unit.















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     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                TSC DISTRIBUTORS, LLC


                                By     /s/ TINA K. SINGH
                                  -----------------------------
                                         Tina K. Singh
                                    Chief Executive Officer


                                RADIANCE ASSET MANAGEMENT, LLC


                                By     /s/ TINA K. SINGH
                                  -----------------------------
                                         Tina K. Singh
                                    Chief Executive Officer




                                THE BANK OF NEW YORK MELLON


                                By     /s/ GERARDO CIPRIANO
                                  -----------------------------
                                             Vice President















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                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                                   TSC UITS 6


          Incorporated herein by this reference and made a part hereof are the schedules set forth under "Portfolio" for each Trust in the
                                   Prospectus.










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